Stan J.H. Lee, CPA

2160 North Central Rd. Suite 209 Fort Lee NJ 07024

P.O. Box 436402 San Diego CA 92143-6402

619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 21, 2013, on the audited financial statements of Lion Lam Diamond Corporation as of December 31, 2012 and 2011 and for the fiscal years then ended in any filing to be filed now in the near future with the U.S. Securities and Exchange Commission.

/s/ Stan J.H. Lee. CPA

STAN J.H. Lee, CPA

Fort Lee, New Jersey

March 21, 2013